                                                                    Exhibit 99.1




FOR IMMEDIATE RELEASE:  March 26, 2004

CONTACT:   Don Smith
724-352-7520

            SYLVAN INC. ANNOUNCES FOURTH QUARTER AND YEAR-END RESULTS

THREE-MONTH COMPARISON

Saxonburg, PA - March 26, 2004: Sylvan Inc. (Nasdaq: SYLN) today reported net income of $700,000, or $.14 per share, for the quarter ended December 28, 2003, as compared with $1,360,000, or $.25 per share, for the fourth quarter of 2002. Consolidated operating income for the 2003 quarter decreased 58%, when compared with the corresponding 2002 quarter, reflecting an 11% decrease in operating income from the Spawn Products Segment, a 5% decrease in operating income from the Fresh Mushrooms Segment and a 116% increase in unallocated corporate expenses. Unallocated corporate expenses for the quarter ended December 28, 2003 were $2,261,000, as compared with $1,049,000 for the fourth quarter of 2002.

The increase in corporate expenses related to the company's previously announced proposed merger between an affiliate of Snyder Associated Companies, Inc. and Sylvan. The costs were composed primarily of fees for legal and financial advisory services. Unallocated corporate expenses also included a net periodic pension expense of $167,500 during the quarter from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $37,500 for the corresponding 2002 quarter.

SEGMENT INFORMATION                     THREE-MONTH COMPARISON
                                        ----------------------
(In thousands)
                        Spawn Products Segment         Fresh Mushrooms Segment
                       2003      2002   % Change      2003      2002    % Change
                       ----      ----   --------      ----      ----    --------
Net Sales            $17,873   $17,185     + 4       $7,657    $6,758     + 13
Operating Income       2,576     2,893    - 11          836       879      - 5

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 4%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a quarter-over-quarter comparison by $1.7 million. Spawn product sales volume decreased 2%, with a 2% decrease in both the American and overseas markets. Sales of disease-control agents and nutritional supplements decreased 15% and accounted for 16% of Sylvan's consolidated net sales for the fourth quarter.

The overseas U.S. dollar-equivalent selling price was 16% higher during the fourth quarter of 2003, as compared with the corresponding quarter of 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 2%, due to the loss of sales in higher-priced territories. The selling price in the Americas decreased 4%, as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses increased by $1.3 million, or 7%, when compared with the fourth quarter of 2002, due to the effect of the weaker U.S. dollar. Within operating expenses, cost of sales was 56% of net sales, as compared with 54% for the corresponding 2002 quarter. Spawn production in overseas markets was 3% lower than for the fourth quarter of 2002, spreading costs that are primarily fixed in nature over fewer units. Operating income, as a percentage of net sales, was 14% for the fourth quarter of 2003, as compared with 17% for the corresponding 2002 quarter. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $275,000.

The company's bioproducts division recorded net sales of $835,000 for the fourth quarter of 2003, as compared with $325,000 for the fourth quarter of 2002. Bioproducts operating income for the fourth quarter of 2003 was $120,000, as compared with $5,000 for the fourth quarter of 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased to $7.7 million during the 2003 fourth quarter from $6.8 million for the corresponding quarter of 2002. The number of pounds sold decreased less than 1% and the average selling price per pound increased 7%. However, the average selling price per pound included a price adjustment of $0.4 million recorded in the fourth quarter of 2003. The adjustment was made in accordance with the provisions of the marketing agreement that the company has with its third-party marketer of its mushrooms and it related to pounds sold over the past two years. Without this adjustment, the average selling price for the fourth quarter of 2003 increased less than 1%, when compared with the fourth quarter of 2002.

The Fresh Mushrooms Segment's cost of sales was $5.5 million, or 72% of net sales, for the quarter ended December 28, 2003, as compared with $4.6 million, or 69%, for the 2002 fourth quarter. The increase in the cost of sales percentage was related primarily to increased purchases of fresh mushrooms from the satellite farms for immediate resale to its third-party marketer. Quincy also experienced higher employee benefit and utility costs during the fourth quarter of 2003. The segment's operating income for the quarter was $836,000, or 11% of net sales, and was 5% lower than the amount reported for the fourth quarter of 2002.

YEAR-END COMPARISON

Net income for the year ended December 28, 2003 was $2,839,000, or $.55 per share, as compared with $4,669,000, or $.86 per share, for 2002. Consolidated operating income for 2003 decreased 37%, when compared with 2002. Operating income from the Spawn Products Segment decreased 13% and operating income from the Fresh Mushrooms Segment decreased 1%. Unallocated corporate expenses for 2003 were $6,353,000, a 45% increase when compared with $4,386,000 for 2002.
This increase in corporate expenses is attributed to the activities of the special committee of the company's board of directors and the related proposed merger, along with increased pension expense, as detailed below.

During 2003, the company incurred costs of approximately $1,400,000 related to the activities of the company's special committee of independent directors. Approximately $200,000 in comparable costs were incurred in 2002 in the course of a comparable committee's evaluation of strategic plans and business alternatives.

The company recorded a net periodic pension expense of $670,000 during 2003 from a pension plan of a former subsidiary, as compared with a net periodic pension benefit of $150,000 for 2002. This expense increase was related to poor plan asset performance and a decrease in the discount rate that was used to calculate the plan's benefit liabilities.

SEGMENT INFORMATION                      YEAR-END COMPARISON
                                         -------------------
(In thousands)
                        Spawn Products Segment         Fresh Mushrooms Segment
                       2003      2002   % Change      2003     2002     % Change
                       ----      ----   --------      ----     ----     --------
Net Sales            $66,768   $63,996     + 4      $29,544   $25,517     + 16
Operating Income       9,186    10,567    - 13        2,849     2,879      - 1

SPAWN PRODUCTS SEGMENT

Net sales of spawn and spawn-related products increased 4%. The effect of a weaker U.S. dollar on overseas sales increased net sales on a year-over-year comparison by $6.0 million. Spawn product sales volume decreased 5%, with a 7% decrease in overseas markets and a less than 1% decrease in the Americas. Most of the volume decrease in the overseas markets resulted from a reduction in sales in France, due to challenging competitive conditions, and in the United Kingdom, due to mushroom farm closures. Sales of disease-control agents and nutritional supplements decreased 3% and accounted for 16% of Sylvan's consolidated net sales for the year.

The overseas U.S. dollar-equivalent selling price was 17% higher during 2003, as compared with 2002, primarily due to the weakening of the U.S. dollar. Overseas local currency selling prices decreased approximately 2%. The selling price in the Americas decreased 5% as a result of adjustments to the pricing structure of some products in order to compete with the lower-priced spawn offerings of other suppliers.

Operating expenses for 2003 increased $4.8 million, or 8%, when compared with 2002, due to the effect of a weaker U.S. dollar. Within operating expenses, cost of sales was 57% of net sales, as compared with 54% for the corresponding 2002 period. Spawn production in overseas markets for 2003 was 10% lower than for 2002, spreading costs that are primarily fixed in nature over fewer units. Inventory levels were also reduced in response to the lower sales volumes. Operating income, as a percentage of net sales, was 14% for 2003, as compared with 16.5% for 2002. Operating income was positively impacted by the weakening of the U.S. dollar, with an effect of approximately $880,000.

The company's bioproducts division recorded net sales of $2.7 million for the year ended December 28, 2003, as compared with $1.3 million for 2002. Operating income for 2003 was $584,000, as compared with an operating loss of $267,000 for 2002.

FRESH MUSHROOMS SEGMENT

Net sales of fresh mushrooms increased during 2003 to $29.5 million, as compared with $25.5 million for 2002. The number of pounds sold increased 5% and the average selling price per pound increased 2%. Quincy experienced improved production yields on a square-foot basis, due to the addition of new satellite growing facilities.

The cost of sales in the Fresh Mushrooms Segment was $21.5 million, or 73% of net sales, for 2003, as compared with $17.6 million, or 69% of net sales, for 2002. The increase in the cost of sales percentage relates primarily to increased purchases of fresh mushrooms from the satellite farms for immediate resale to the third-party marketer. Quincy also experienced higher employee benefit and utility costs during 2003. The segment's operating income for 2003 was $2.8 million, or 10% of net sales, and was 1% lower than the amount reported for 2002.

CEO COMMENTS

Sylvan Chairman and CEO Dennis C. Zensen commented, "Our business in the fourth quarter continued the same trends that we experienced during the first three quarters of 2003. Our bioproducts division performed well and Quincy Farm's performance was stable, but the performance of our spawn products operations continues to be hampered by mushroom farm closures and very competitive market conditions."

PROPOSED MERGER

As previously announced on November 16, 2003, Sylvan entered into a definitive agreement with Snyder Associated Companies, Inc. of Kittanning, Pennsylvania, which will result in a merger between Sylvan and a Snyder affiliate. The Sylvan board of directors, upon the unanimous recommendation of its special committee of independent directors, approved the merger and the agreement. The merger is subject to certain conditions, including the approval by a majority of the shareholders of Sylvan. Sylvan expects to be able to convene a meeting of its shareholders for that purpose in the second quarter of 2004 and, if approved by Sylvan's shareholders, the


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transaction is expected to be completed shortly thereafter. The merger agreement currently provides for a termination date of May 1, 2004 if the merger has not been completed by that date. The company intends to discuss an extension of this date with Snyder Associated Companies, Inc.

ABOUT SYLVAN

A leader in fungal technology, Sylvan Inc. is a preeminent worldwide producer and distributor of products for the mushroom industry, specializing in spawn (the equivalent of seed for mushrooms) and other spawn-related products and services, and is a major grower of fresh mushrooms in the United States.

CONFERENCE CALL

Sylvan will not conduct a conference call to discuss results for the fourth quarter of 2003.

                                    - more -
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SYLVAN RESULTS                                                    March 26, 2004


                          SYLVAN INC. AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                        (In thousands except share data)

                                        Three Months Ended                 Twelve Months Ended
                                  Dec. 28, 2003    Dec. 29, 2002     Dec. 28, 2003    Dec. 29, 2002
                                  -------------    -------------     -------------    -------------
                                   (Unaudited)      (Unaudited)
Net sales                          $    25,197      $    23,610       $    94,988      $    88,192

Operating costs and expenses:
  Cost of sales                         15,498           13,865            59,467           52,109
  Selling, administration,
    research and development             7,042            5,649            23,660           21,381
  Depreciation                           1,506            1,374             6,179            5,642
                                   -----------      -----------       -----------      -----------
                                        24,046           20,888            89,306           79,132
                                   -----------      -----------       -----------      -----------

Operating income                         1,151            2,722             5,682            9,060

Interest expense                           336              499             1,560            1,865

Other income (expense)                     297              (63)              417               (3)
                                   -----------      -----------       -----------      -----------

Income before income taxes               1,112            2,160             4,539            7,192

Income tax expense                         359              746             1,498            2,406

Minority interest                           53               54               202              117
                                   -----------      -----------       -----------      -----------

Net income                         $       700      $     1,360       $     2,839      $     4,669
                                   ===========      ===========       ===========      ===========

Diluted earnings per share         $      0.14      $      0.25       $      0.55      $      0.86
                                   ===========      ===========       ===========      ===========

Equivalent diluted shares            5,191,580        5,334,800         5,163,852        5,454,700
                                   ===========      ===========       ===========      ===========


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

Assets                                         Dec. 28, 2003       Dec. 29, 2002
------                                         -------------       -------------
Cash and equivalents                             $  5,849            $  5,624
Accounts receivable, net                           15,901              14,399
Inventories                                        12,514              11,425
Other current assets                                3,336               2,989
                                                 --------            --------
Total current assets                             $ 37,600            $ 34,437


Fixed assets, net                                  61,134              58,787
Other assets                                       15,131              13,582
                                                 --------            --------

Total assets                                     $113,865            $106,806
                                                 ========            ========

Liabilities and Equity                          Dec. 28, 2003      Dec. 29, 2002
----------------------                          -------------      -------------
Short-term debt                                   $    110           $    223
Accounts payable                                     5,739              3,895
Other current liabilities                            4,812              5,729
                                                  --------           --------
Total current liabilities                         $ 10,661           $  9,847

Long-term debt                                      33,548             38,162
Other long-term liabilities                         10,438              9,794
Minority interest                                    2,195              1,741
Shareholders' equity                                57,023             47,262
                                                  --------           --------

Total liabilities and equity                      $113,865           $106,806
                                                  ========           ========



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